Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333- ) and Registration Statements on Form S-8 (333-181071 and 333-169050) (the Registration Statements) of Envestnet, Inc. of our report dated June 18, 2013 relating to the abbreviated financial statements of Wealth Management Solutions, a business line of Prudential Investments LLC, which appears in the Current Report on Form 8-K/A of Envestnet, Inc. dated September 5, 2013.  We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1A (No. 333-190852) dated October 8, 2013, which Registration Statement on Form S-1A is incorporated by reference into the Registration Statements.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 8, 2013